Exhibit 4.9

Share Transfer Agreement

This Share Transfer Agreement (the "Agreement") is executed in Beijing, China, by and between the following parties on August 12, 2020:

Haichang Xiong (the “Transferor”), a PRC citizen, with the ID No. xxxxxxxxxxx and the address as xxxxxxxxxxx, Beijing;

Jun Zhang, (the "Transferee"), a PRC citizen, with the ID No. xxxxxxxxxxx and the address as xxxxxxxxxxx, Shandong;

ATA Education Technology (Beijing) Limited ("ATA Education"), a company incorporated and existing under the laws of the PRC located in Beijing ;

ATA Intelligent Learning (Beijing) Technology Limited ("ATA Intelligent Learning "), a company incorporated and existing under the laws of the PRC located in Beijing, China .

The Transferor, the Transferee, ATA Education and ATA Intelligent Learning are hereinafter referred to as the “Party" and collectively as the "Parties".

Whereas

1.	As of March 15, 2018, the parties have entered into the following agreements with respect to the establishment of a VIE company, ATA Intelligent Learning:

Loan Agreements, signed by ATA Education with Xiaofeng Ma and the Transferor, respectively, with the loan amount being RMB 9 million and RMB 1 million respectively;

Call Option and Cooperation Agreement, signed by ATA Education, Xiaofeng Ma, the Transferor and ATA Intelligent Learning;

Equity Interest Pledge Agreement, signed by ATA Education with Xiaofeng Ma and the Transferor, respectively;

Exclusive Technical Consulting and Services Agreement, signed by ATA Education and ATA Intelligent Learning;

Power of Attorney, signed and issued by Xiaofeng Ma and the Transferor to ATA Education, respectively.

Collectively, the agreements hereinabove referred to as the “ATA Intelligent Learning VIE Agreements”

2.

Due to business development needs, the parties have signed a Supplemental Agreement to ATA Intelligent Learning VIE Agreements on March 19, 2019, and a Supplemental Agreement II to ATA Intelligent Learning VIE Agreements on April 20, 2019 respectively in relation to capital increase.

The aforementioned agreements are collectively referred to as the “Supplemental Agreements to ATA Intelligent Learning VIE Agreements”.

3.

In accordance with the above agreements, as of the date of this Agreement, the registered capital of ATA Intelligent Learning is RMB 50 million, and the Transferor holds a capital contribution of RMB 5 million, which accounts for 10% of the total registered capital of ATA Intelligent Learning (hereinafter referred to as the “Target Equity”).

4.

The Parties agree that the Transferor intends to transfer the Target Equity to the Transferee in accordance with the terms and conditions set forth herein, and the Transferee agrees to acquire the Target Equity (the aforementioned acquisition and sale of the Target Equity, hereinafter referred to as the “Transaction”).

Through friendly negotiation, the Parties agree to comply with in good faith as follows:

1.	Transfer of the Target Equity

1.1 Pursuant to this agreement, the Transferor agrees to transfer to the Transferee the Target Equity legally held by him and all related rights and obligations under the ATA Intelligent Learning VIE Agreements and the Supplementary Agreements to ATA Intelligent Learning VIE Agreements (collectively referred to as the “Rights and Obligations under the VIE Agreements”). The Transferee agrees to receive the Target Equity subject to the terms and conditions of this Agreement.

1.2 The Parties agree and confirm unanimously that the transfer price of the Target Equity is RMB 5,000,000 (hereinafter referred to as the “Transaction Consideration").

1.3 The Parties agree that the Transaction Consideration shall be paid in cash and the payment schedule shall be handled in accordance with the following principles:

i. The Transferee shall pay the Transaction Consideration at one time to the account designated by the Transferor, i.e. RMB 5,000,000, within 10 business days following the execution date of this Agreement.

1.4 The Parties agree that all taxes and fees incurred in connection with this transaction shall be borne by each Party respectively.

2.	Closing

2.1 For the purpose of Closing, the Transferor and the Transferee shall, within 10 business days following the execution date of this Agreement, sign all the relevant documents required for the registration of the transfer of the Target Equity in accordance with the laws and regulations applicable to ATA Intelligent Learning and the requirements of relevant government agencies.

2.2 The Transferor shall (and shall procure ATA Intelligent Learning to) complete the registration with competent market regulation authorities in relation to the transfer of the Target Equity to the Transferee within 60 business days following the execution date of this Agreement, and the completion date of such registration shall be the closing date (hereinafter referred to as the “Closing Date”).

3.	Transfer of Rights and Obligations and Division of Responsibilities

3.1 Since the Closing Date, the Transferee shall become the sole owner of the Target Equity, and the Rights and Obligations under the VIE Agreements related to the Target Equity shall be solely enjoyed and assumed by the Transferee, and the Transferor shall not be liable for any Rights and Obligations under the VIE Agreements.

3.2 The Transferee acknowledges and agrees that, since the Closing Date, the Transferee irrevocably waives any right to claim any liability or claim against the Transferor in respect of its Rights and Obligations under the VIE Agreements.

3.3 Other terms of ATA Intelligent Learning VIE Agreements and Supplemental Agreements to ATA Intelligent Learning VIE Agreements signed by the parties shall remain unchanged.

4.	Representations and Warranties

4.1 From the execution to the termination of this Agreement, the Transferor shall make the following representations and warranties to the Transferee:

4.1.1 The Transferor has the right to execute and perform this Agreement and has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement;

4.1.2 Once signed, this Agreement shall constitute an obligation that is legally valid and enforceable against the Transferor in accordance with the applicable laws.

4.1.3 There shall be no dispute, lawsuit, arbitration, administrative proceeding or any other legal proceeding in connection with the Transferor, nor any potential dispute, lawsuit, arbitration, administrative proceeding or any other legal proceeding in connection with the Transferor.

4.2 From the execution to the termination of this Agreement, the Transferee represents and warrants as follows:

4.2.1 The Transferee is entitled to execute and perform this Agreement and has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement;

4.2.2 Once signed, this Agreement constitutes an obligation that is legally valid and enforceable against the Transferee according to the applicable laws; and

4.2.3 There shall be no dispute, lawsuit, arbitration, administrative proceeding or any other legal proceeding in connection with the Transferee, nor any potential dispute, lawsuit, arbitration, administrative proceeding or any other legal proceeding in connection with the Transferee.

5.	Liability for Breach of Contract

5.1 If either Party breaches this Agreement, making it impossible to perform this Agreement in whole or in part, such Party shall bear the liability for breach of contract and compensate the other Parties for losses incurred (including legal costs and attorney's fees incurred); If all Parties breach the contract, each Party shall bear its respective responsibilities according to the actual situation.

5.2 If the Transferee fails to pay the relevant Transaction Consideration to the Transferor as agreed herein, for each day delayed, the Transferee shall pay liquidated damages to the Transferor at the rate of 0.05% per day for the overdue amount.

6.	Notice

6.1 All notices and other communications required or sent under this Agreement shall be delivered by hand, registered mail, postage prepaid or commercial express services or by fax to the following addresses of the Parties. Each notice shall also be re-sent by E-mail. The date on which such notice shall be deemed to have been effectively delivered shall be determined as follows:

6.1.1 If the notice is delivered by hand, express, registered or prepaid mail, the date of delivery shall be deemed as the effective date of delivery.

6.1.2 If the notice is delivered via fax, the date of successful transmission shall be deemed as the effective date of delivery (as evidenced by the automatically generated transmission confirmation message).

6.2 For the purpose of the notice, the addresses of the Parties are as follows:

Transferor: Haichang Xiong

Address:[]

Phone:[]

Transferee : Jun Zhang

Address:[]

Phone:[]

ATA Education Technology (Beijing) Limited

Address:[]

Contract Person:[]

Phone:[]

ATA Intelligent Learning (Beijing) Technology Limited

Address:[]

Contract Person:[]

Phone:[]

6.3 Each Party may give notice to the other party to change the address at which it receives the notice, at any time in accordance with provisions of this Section.

7.	Governing law and dispute resolution

7.1 The conclusion, validity, interpretation, performance, modification and termination of this Agreement and the settlement of disputes shall be governed by PRC laws.

7.2 Any dispute arising from the interpretation and performance of this Agreement shall first be settled by the Parties hereto through friendly negotiation. If the dispute remains unresolved within 30 days after one party sends a written notice to the other parties requesting a negotiated settlement, any Party may submit the dispute to [China International Economic and Trade Arbitration Commission] for arbitration in accordance with its arbitration rules in effect at that time. The arbitration shall take place in [Beijing] and the language shall be Chinese. The arbitration award shall be final and binding upon all Parties.

7.3 In the event of any dispute arising from the interpretation and performance of this Agreement or in the event of arbitration, the Parties hereto shall, except for the matters in dispute, continue to exercise their other rights and perform their other obligations under this Agreement.

8.	Miscellaneous

8.1 This Agreement shall come into force as of the signing date by the Parties.

8.2 The Agreement is made in Chinese in quadruplicate, with each Party holding one copy and each copy having the same effect.

8.3 The Parties hereto may modify and supplement this Agreement through written agreement. The modification agreement and/or supplementary agreement among the Parties hereto relating to this Agreement shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

8.4 The validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired if any one or more of the provisions of this Agreement are ruled to be invalid, illegal or unenforceable in any respect pursuant to any law or regulation. The Parties shall seek, through good faith negotiations, to establish effective provisions to replace invalid, illegal or unenforceable provisions to the maximum extent permitted by law and desired by the Parties. The economic effect of such valid provisions shall be as similar as possible to the economic effect of invalid, illegal or unenforceable provisions.

8.5 The annexes (if any) hereto shall form an integral part of this Agreement and have the same legal effect as this Agreement.

In witness whereof, the Parties have caused this Share Transfer Agreement to enter into force and effect on the date first written above and signed by their authorized representatives.

Transferor : Haichang Xiong

Transferee: Jun Zhang

ATA Education Technology (Beijing) Limited

ATA Intelligent Learning (Beijing) Technology Limited